Exhibit 99.1

PRESS RELEASE

Priveterra Acquisition Corp. Announces Intention to Transfer to NYSE Upon Completion of Business Combination with AEON Biopharma, Inc.

FORT LAUDERDALE, FL- July 11, 2023- Priveterra Acquisition Corp. (Nasdaq: PMGM) (“Priveterra” and, after the consummation of its pending business combination (the “Business Combination”) and following its name change to AEON Biopharma, Inc., “New AEON”) today announced that, upon the Business Combination with AEON Biopharma, Inc, (“AEON”) following which AEON will be a wholly owned subsidiary of Priveterra and Priveterra will change its name to AEON Biopharma, Inc., New AEON Common Stock will be listed on NYSE American LLC (“NYSE”). The decision to list on NYSE was made in connection with the Business Combination and enables the combined company to be listed alongside other innovative companies that are also listed on NYSE.

Trading is expected to begin on NYSE on or about July 24, 2023, under the new ticker symbol “AEON” for the New AEON Common Stock following the consummation of the Business Combination, which is currently expected to occur on or about July 24, 2023, subject to satisfaction or waiver of other customary closing conditions. Until the Business Combination and transfer to NYSE is complete, the PMGM Ordinary Shares, warrants, and units will continue to trade under the ticker symbols “PMGM,” “PMGMW,” and “PMGMU,” respectively, on the Nasdaq Stock Market LLC (“Nasdaq”). The last day of trading on Nasdaq is expected to be on or about July 21, 2023.

No action is required by existing PMGM shareholders with respect to the ticker symbol or exchange listing change.

About Priveterra Acquisition Corp.

Priveterra Acquisition Corp. (NASDAQ: PMGM) is a blank-check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses in life sciences. Priveterra is sponsored by Robert Palmisano and Priveterra Capital, LLC.

Forward-Looking Statements

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events involving, or future performance of, the Company or AEON. In some cases, you can identify forward-looking statements by terminology such as “pro forma”, “may”, “should”, “could”, “might”, “plan”, “possible”, “project”, “strive”, “budget”, “forecast”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by the Company and its management, and AEON and its management, as the case may be, are inherently uncertain. Certain risks and uncertainties are set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s final prospectus dated February 11, 2021, relating to its IPO and other risks and uncertainties indicated from time to time in the definitive proxy statement to be delivered to the Company’s stockholders and related S-4 Registration Statement, including those set forth under “Risk Factors” therein, and other documents filed to be filed with the SEC by the Company.

Contacts

Investor Contact:
Priveterra Acquisition Corp.

spac@priveterra.com